Exhibit 99.2

Greif, Inc. Elects New Board Member

DELAWARE, Ohio (Sept. 2, 2004) – At its Aug. 31 meeting, the board of directors of Greif, Inc. (NYSE: GEF, GEF.B) voted to increase its number from eight to nine directors. Vicki L. Avril, senior vice president and chief financial officer of IPSCO Inc., has been elected to fill that position, and will serve on the audit and stock options committees.

Avril has nearly 30 years of financial, treasury and accounting management experience, including 23 years in the steel industry.

“With her background in the industrial steel and multi-location manufacturing sectors internationally, and expertise on the finance side, Greif is extremely fortunate to have Vicki join its board,” said Michael J. Gasser, Greif chairman and chief executive officer. “Last year, our company launched a comprehensive initiative to become leaner and more efficient in every facet of our operations. We’re also focused on growth – both organically and through strategic acquisition. Vicki’s experience with initiatives such as these gives our board added breadth and depth as it continues to assure that shareholders’ interests are well represented and protected.”

Avril earned her MBA in Finance from the University of Chicago, and received her bachelor’s degree in Accounting from the University of Illinois in Champaign. A resident of Hinsdale, Ill., Avril is actively involved with the Executives’ Club of Chicago, the Chicago Finance Exchange and several charitable organizations.

A $2 billion public company, IPSCO is one of the largest plate and pipe producers in North America. The company trades as IPS on the Toronto and New York Stock Exchanges.

Greif is a world leader in industrial packaging products and services. The Company provides extensive manufacturing and design experience in steel, plastic and fibre drums, intermediate bulk containers, steel pails, closures, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the company’s Web site at www.greif.com.